EXHIBIT-11.1


                             THE LAMAUR CORPORATION
                            --------------------------------------------------
                             COMPUTATION OF PER SHARE EARNINGS $(000)
                             --------------------------------------------------
                             Years Ended December 31,

                                           1996          1995              1994


Net Income (loss)                        $  553        $(1,382)          $ (616)
---------------------
Dividends on Series B Preferred Stock      (233)
------------------------------         --------------- ------------ ------------
Net Income (Loss) Available to
Common Shareholders                      $  320        $(1,382)          $ (616)


Number of Shares:
  Weighted Average Shares Outstanding     4,541          2,667            2,498
  Effect of Shares Issued within One Year
  of Public Offering                         16            294              463
  Incremental Shares from the Exercise
  of Warrants and Options (1)               392            465              465
  Shares Issued Upon the Conversion of
  Series A Preferred Stock                  660            660              660

Total Weighted Average Common and
 Common Equivalent Shares Outstanding     5,609          4,086            4,086
                                         =========== ============= =============

Net Income (Loss) Per Share             $   .06        $  (.34)         $  (.15)
                                         =========== ============== ============


(1) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents of the Company issued within one year of its initial public offering have been considered as outstanding since the inception of the Company using the treasury stock method, even though they are anti-dilutive in loss periods. Common stock equivalents issued prior to one year of the Company's initial public offering are excluded in loss periods as they are anti-dilutive.
(2) Fully diluted earnings per share is not presented since it is anti-dilutive.